Exhibit 10.9

International Garden Lease

On an equal, willing and honest basis, both parties, complying with the Contract Law of the People’s Republic of China, the Urban Real Estate Management Law of the People’s Republic of China and other governing laws, agree on the following terms concerning Party A’s leasing of the above-mentioned property to Party B.

Location of the property and its floor plan:1

Party A agrees to rent the West Wing of the International Garden at #422 Tianmushan Road Hangzhou to Party B on the conditions specified in this lease.

This property has approx. 2,000.75 square meters in construction area.

The ownership certification number of this property is 0058148. The land use right is granted through remising, with a certification number of 002186 in 2000.

Refer to the attachment for the floor plan and boundaries of this property, whose area is measured by the metering authority.

1.	Purpose of the leasing

1.1	Party B warrants that the purpose of the leasing is only for scientific research, operation and commercial.

1.2	During the leasing period, Party B shall not alter the purpose without a written consent from Party A.

2.	Delivery of the property

2.1	Terms on handing over the property

Party A agrees to comply with the following conditions before the delivery date on November 1, 2001:

a.	Set the eighth axis as the border by building a brick wall and painting it

b.	Even the floor

c.	Renovate the ceiling

d.	Install independent meters to record the consumption of power and water.

e.	Ensure the normal function of cable TV, telephone line and other communication facilities.

f.	Provide Party B with one set of copies about the floor plan, structure plan, circuit and sewerage diagrams, and TV and telephone line diagrams of the fifth floor.

g.	Renovate water sprays, smoke detectors and other fire-fighting equipments and make sure they function properly.

h.	Test the circuit and water pipelines, air-conditioners to ensure their normal use.

[1]	ArcSoft Hangzhou also rents the East Wing of the International Garden for identical lease terms. The size of East Wing is about 1,742.31 square meters in construction area. The ownership certification number of this property is 0099274. The land use right is granted through remising, with a certification number of 002186 in 2000.

[2]	It is 160 Tianmushan Road after the zoning and renumbering by City of Hangzhou in 2002.

i.	Rights and responsibilities on property management will be transferred to Party B with the leasing of the property. Party A shall handle the transfer procedures.

3.	Trans-leasing Restrictions

3.1	Without a written consent from Party A, Party B has no right to leasing this property to a third party. Subsidiaries, share-holding companies and branches of Party A are allowed to use this property with the legal representative unchanged.

3.2	If Party A has agreed Party B to sublet the property to a third party, in addition to the leasing procedures to go through, Party B must ensure that the sublet lease will terminate before the expiration date of this lease and that the sublesse is not allowed to sublet this property.

4.	Termination of this lease, rent and it payment

4.1	Party B agrees to lease this property from October 1, 2001 through April 5, 2004.

4.2	Both sides agree that Party B shall not make any rent payment during the 3-month decoration period, from September 25, 2001 to November 5, 2001, except for the property management fee and other expenses incurred by Party B.

4.3	Both parties agree on a net rent of RMB 1.58/M2 per day (excluding the management fee, water, electricity fee and air-conditioning fees) and the total rent shall be limited to RMB 2,790,532.00.

4.4	Party B shall pay the rent once every six months based on the principle of “pay before use”. Therefore, the payment schedule is:

The first payment of RMB 578718.00 shall be paid before October 30, 2001. The second payment of RMB 578718.00 shall be paid before May 5, 2002. The third payment of RMB 578718.00 shall be paid before November 6, 2002. The fourth payment of RMB 578718.00 shall be paid before May 5, 2003. The last payment of RMB 578718.00 shall be paid before November 6, 2003.

5.	Property management fee, water and electricity fee, air-conditioning fee

5.1	Starting from the handover of the property to Party B and until the termination of this contract, all the fees charged for property management, water and power supply and air-conditioning shall be paid by Party B, Party A shall not have any responsibility.

5.2	All the fees charged for property management, water and power supply and air-conditioning before the delivery of the property shall be paid by Party A, Party B shall not have any responsibility.

6.	Termination and renewal of this contract

6.1	Within 10 days after the termination of this contract, Party B shall move out of and Party B has no responsibility to restore it to the state in which Party A has delivered it, provided that no structural changes have been made.

6.2

Upon the expiration, Party B shall have the right of first refusal to renew this lease. If Party B wants to renew the contract, it shall send a letter of renewal intent to Party A. The rent shall remain at RMB 1.58/M2 per day (excluding the management fee, water, electricity fee and air-conditioning fees) from April 6, 2004 to April 5, 2005. The rent and leasing size are to be negotiated thereafter according to the market changes, for increase no more than 10%.

7.	Other restrictions

7.1	During the leasing period, Party B, if approved by Party A and the applicable government authorities, has the right to decorate the property. Party B shall not interfere in Party A’s choice of the decoration company and equipment suppliers under any pretext.

7.2	If Party B needs partition, alter or decorate the property during the leasing period, Party B shall be responsible for all the costs. In addition, Party B must ensure that the re-engineering abides by China’s fire-fighting regulations and that the structure of the architecture is not altered. Otherwise all consequences shall be borne by Party B.

7.3	Party A will offer a certain area of the terrace to Party B for free (refer to the technical drawings for details). Party A will hedge the terrace. Party B shall install security equipments by itself that observe the regulations worked out by the property management operation.

7.4	Party B shall not use this property as an external guarantee, mortgage or likewise.

7.5	Any damages, injuries or mortalities due to the defects in the property itself shall be compensated by Party A.

7.6	Attachment One: floor plan

8.	Breach

One party shall pay a penalty of RMB 92,906 to the other upon breaching the lease, which equals to 2-month rent.

Party B’s Obligations

8.1	Party A has right to terminate the lease, reclaim the property and claim for compensation, should there be any consequent loss or damage, if Party B has following wrongdoings during the leasing period:

a.	Sublet, transfer, lend the property to others without an written authorization from Party A.

b.	Alter structure of the property, damage the property without authorization from Party A and refuse to fix or restore it after receiving a written notice from Party A.

c.	Alter the use of the property or use it as a place for illegal conducts.

d.	Delay the due payment of the rent by one month or longer.

e.	Other conditions prescribed in governing laws and regulations as reclaiming by Party A

8.2	Party B shall pay the rent on time, except for the due date falls into weekend and legal holidays. If Party A refuses the payment without good reasons, Party B has no obligation to compensate for the delay of payment.

8.3	During the leasing period, Party B shall not terminate the lease prior to the expiration date without consent from Party A. Otherwise the deposit will not be refunded, in addition to penalty for breach of the contract.

8.4	If Party B has good reasons to terminate the lease prior to the expiration date, it shall inform Party A in writing. If Party A agrees, Party A shall return the advance payment to Party B. Other issues are to be settled through future discussion.

8.5	Party B shall return the property to Party A after the termination or expiration of this lease. If it fails to return it within ten days after the termination of the lease, Party A has right to charge a double rent on each delaying day.

Obligations on Party A

8.6	Party B has right to terminate the contract, reclaim the property and claim for compensation, should there be any consequent loss or damage if Party B has following wrongdoings during the leasing period:

a.	Sublet the property to a third party without a written consent from Party B

b.	Due to the misconducts by Party A, Party B is unable to enjoy the quiet use of the property.

8.7	If Party A terminates the lease prior to the expiration date without approval from Party B, Party A shall refund the deposit to Party B and responsible for any losses or consequential damages suffered by Party B as a result of the breach.

8.8	Party A promises that the property is free of any financial dispute or mortgage, and title is free of any defect. If such disputes arise during the leasing period which interfere Party B’s continuous use the property, Party B has right to claim for any current and consequent damages from Party A.

8.9	If Party A fails to deliver the property to Party B on the above delivery date, Party B shall be entitled to receiving a doubled rent for each delaying day.

8.10	Party A is responsible for the natural depreciation of the property itself during the leasing period. Party B has right to terminate the lease if Party A fails to renovate the property in time of major natural depreciation and tilting risks.

9.	Disclaimers

Either party shall not be liable for any breach caused by force majeure.

10.	Settlement of disputes

10.1	Issues unspecified in the contract shall be settled by both parties through friendly and sincere talks.

10.2	Should negotiations yield no result, either party can appeal to the People’s Court in the district where the property stands.

Party A: Hangzhou West Lake Real Estate Operating Co.

Representative:

Through agency of:

Hangzhou Kaichuang Real Estate Agency Co Ltd

Representative

Party B: Hangzhou ArcSoft ZDQ Software Co Ltd.3

[3]	ArcSoft (Hangzhou) assumed all assets and outstanding agreements and lease after conversion of the joint

Representative:

Date: September 24, 2001

venture into a wholly ArcSoft owned entity.